Filed pursuant to Rule 433

Registration No. 333-221309

Issuer Free Writing Prospectus dated February 20, 2020

Relating to Preliminary Prospectus Supplement dated February 20, 2020

CITRIX SYSTEMS, INC.

FINAL TERM SHEET

February 20, 2020

$750,000,000 3.300% Senior Notes due 2030

Issuer:	Citrix Systems, Inc.

Format:	SEC Registered

Title:	3.300% Senior Notes due 2030 (the “Notes”)

Ratings*	Ba1/BBB/BBB

Principal Amount:	$750,000,000

Maturity Date:	March 1, 2030

Coupon (Interest Rate):	3.300%

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price and Yield:	99-24; 1.527%

Spread to Benchmark Treasury:	185 basis points

Yield to Maturity:	3.377%

Price to Public:	99.350% of the Principal Amount

Interest Payment Dates:	Semi-annually on each March 1 and September 1 of each year, commencing on September 1, 2020

Make-Whole Call:	At any time prior to December 1, 2029, at a discount rate of Treasury plus 30 basis points

Par Call:	On or after December 1, 2029

Trade Date:	February 20, 2020

Settlement Date**:	February 25, 2020 (T+3)

CUSIP Number:	177376 AF7

ISIN Number:	US177376AF70

Joint Book-Running Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. Morgan Stanley & Co. LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus dated November 3, 2017) and a preliminary prospectus supplement dated February 20, 2020 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, Deutsche Bank Securities Inc. at 1-800-503-4611 or J.P. Morgan Securities LLC at 1-212-834-4533.

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